Exhibit 5.1
HUNTON ANDREWS KURTH LLP FOUNTAIN PLACE 1445 ROSS AVENUE SUITE 3700 DALLAS, TEXAS 75202-2799 TEL 214 • 979 • 3000 FAX 214 • 880 • 0011

April 29, 2019
South Plains Financial, Inc.
5219 City Bank Parkway
Lubbock, Texas 79407

Re:	South Plains Financial, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

          We have acted as special counsel to South Plains Financial, Inc., a Texas corporation (“Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,887,000 shares of the Company’s common stock, par value $0.01 per share, pursuant to a Registration Statement on Form S-1 (Registration No. 333-230851), initially filed with the Securities and Exchange Commission (the “Commission”) on April 12, 2019 (the “Registration Statement”), which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto).  The Registration Statement relates to the issuance and sale of up to 2,700,000 shares by the Company (the “Primary Shares”) and up to 680,000 shares by a selling shareholder (the “Secondary Shares”). The Primary Shares and the Secondary Shares are to be sold pursuant to an underwriting agreement to be entered into by and among the Company, City Bank, the selling shareholders and the underwriters named therein (the “Underwriting Agreement”).

For purposes of providing the opinions contained herein, we have reviewed (a) the Registration Statement, (b) the form of Underwriting Agreement in substantially the form filed as Exhibit 1.1 to the Registration Statement, (b) the Amended and Restated Certificate of Formation of the Company, as of March 11, 2019 and currently in effect, (c) the Amended and Restated Bylaws of the Company, as amended and restated to date and currently in effect, and (d) certain resolutions of the Board of Directors of the Company pertaining to the opinions set forth herein. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions contained herein.

ATLANTA AUSTIN BANGKOK BEIJING BOSTON BRUSSELS CHARLOTTE DALLAS DUBAI HOUSTON LONDON
LOS ANGELES MIAMI NEW YORK NORFOLK RICHMOND SAN FRANCISCO THE WOODLANDS TYSONS WASHINGTON, DC
www.HuntonAK.com

April 29, 2019

In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies, and the accuracy and completeness of the corporate records made available to us by the Company.

This opinion is limited solely to the Texas Business Organizations Code and the reported judicial decisions interpreting such law, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

Based upon and subject to the foregoing, and subject to the qualifications, assumptions and limitations stated herein, it is our opinion that:

(i)     when the Registration Statement has become effective under the Act, the Board of Directors of the Company or a duly authorized committee thereof has taken all necessary action to set the sale price of the Primary Shares, and the Primary Shares have been issued, delivered and paid for in the manner contemplated by, and upon the terms and conditions set forth in, the Registration Statement and the Underwriting Agreement, the Primary Shares will be validly issued, fully paid and nonassessable; and

(ii)     the Secondary Shares have been validly issued and are fully paid and nonassessable.

This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus which is part of the Registration Statement, as such may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of common stock to be issued or sold that is filed pursuant to Rule 462(b) of the Act. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

April 29, 2019

The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.  The opinions expressed herein are rendered as of the date hereof and constitute statements of our professional legal judgment and do not constitute a warranty or guaranty of any matter.  We expressly disclaim any obligation to advise you of any changes of law or facts that may hereafter come or be brought to our attention which would alter the opinions herein set forth.

Very truly yours,

/s/ Hunton Andrews Kurth LLP